Exhibit 23.1

The Board of Directors

C&J Energy Services, Inc.:

We consent to the use of our reports dated February 26, 2016, with respect to the consolidated balance sheets of C&J Energy Services Ltd. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph stating that C&J Energy Services Ltd. acquired Nabors Completion and Production Services (NCPS) and ESP Completion Technologies, LLC (ESPCT) during 2015, and management excluded from its assessment of the effectiveness of C&J Energy Services Ltd.’s internal control over financial reporting as of December 31, 2015, NCPS and ESPCT’s internal control over financial reporting associated with 44.7% and 0.3%, respectively, of consolidated revenues and 41.8% and 0.8%, respectively, of consolidated total assets of C&J Energy Services Ltd. as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of C&J Energy Services Ltd. also excluded an evaluation of the internal control over financial reporting of NCPS and ESPCT.

/s/ KPMG LLP

Houston, Texas

January 12, 2017